As filed with the Securities and Exchange Commission on February 4, 2005.

Registration No. 333-

UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM S-8
REGISTRATION STATEMENT UNDER THE SECURITIES ACT OF 1933

NALCO HOLDING COMPANY
(Exact name of registrant as specified in its charter)

Delaware	16-1701300
(State or other jurisdiction of incorporation or organization)	(I.R.S. Employer Identification Number)

1601 West Diehl Road
Naperville, Illinois 60563
(630) 305-1000
(Address, including zip code, and telephone number, including area code, of principal executive offices)

Nalco Holding Company 2004 Stock Incentive Plan
(Full Title of the Plan)

Stephen N. Landsman, Esq.
General Counsel
Nalco Holding Company
1601 West Diehl Road
Naperville, Illinois 60563
(630) 305-1000
(Name and address of Agent for Service)

With a copy to:
Edward P. Tolley III, Esq.
Simpson Thacher & Bartlett LLP
425 Lexington Avenue
New York, New York 10017-3954
(212) 455-2000

CALCULATION OF REGISTRATION FEE

Title of securities to be registered(1)	Amount to be registered(2)	Proposed maximum offering price per share(3)	Proposed maximum aggregate offering price(3)	Amount of registration fee
Common stock, $0.01 par value	7,500,000	$19.53	$146,475,000	$17,240

(1) The securities to be registered include options and rights to acquire common stock, including restricted stock units.

(2) Covers 7,500,000 shares under the Nalco Holding Company 2004 Stock Incentive Plan and an indeterminate number of additional shares which may be offered and issued to prevent dilution resulting from stock splits, stock dividends or similar transactions.

(3) Estimated pursuant to Rule 457(h) and 457(c) under the Securities Act, solely for the purpose of computing the registration fee, based on the average of the high and low prices of the common stock being registered hereby on the New York Stock Exchange on February 2, 2005.

PART I

INFORMATION REQUIRED IN THE SECTION 10(a) PROSPECTUS

The information specified in Item 1 and Item 2 of Part I of the Registration Statement on Form S-8 (the "Registration Statement") is omitted from this filing in accordance with the provisions of Rule 428 under the Securities Act and the introductory note to Part I of the Registration Statement. The documents containing the information specified in Part I will be delivered to the participants in the plan covered by this Registration Statement as required by Rule 428(b)(1).

PART II

INFORMATION REQUIRED IN THE REGISTRATION STATEMENT

Item 3.    Incorporation of Documents by Reference.

The following documents filed with the Securities and Exchange Commission (the "Commission") by Nalco Holding Company (the "Company") pursuant to the Securities Act and the Securities Exchange Act of 1934, as amended (the "Exchange Act"), are hereby incorporated by reference in this registration statement:

(a)	The Company's Quarterly Report on Form 10-Q for the quarterly period ended September 30, 2004;

(b)	The Company's Prospectus filed pursuant to Rule 424(b) of the Securities Act (Registration No. 333-118583) filed on November 12, 2004 (the "Prospectus"); and

(c)	The Company's registration statement on Form 8-A (Registration No. 001-32342), filed on November 2, 2004.

All documents that the Company subsequently files pursuant to Sections 13(a), 13(c), 14 and 15(d) of the Exchange Act after the date of this Registration Statement and prior to the filing of a post-effective amendment to this Registration Statement indicating that all securities offered have been sold or which deregisters all securities then remaining unsold, shall be deemed to be incorporated by reference into this Registration Statement and to be a part hereof from the date of filing of such documents.

Any statement contained in a document incorporated or deemed to be incorporated by reference herein shall be deemed to be modified or superseded for purposes of this Registration Statement to the extent that a statement contained herein or in any other subsequently filed document which also is or is deemed to be incorporated by reference herein modifies or supersedes such statement. Any such statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this Registration Statement.

Item 4.    Description of Securities.

Not applicable.

Item 5.    Interests of Named Experts and Counsel.

Not applicable.

Item 6.    Indemnification of Directors and Officers.

The Company is a Delaware corporation. Section 145 of the Delaware General Corporation Law provides, in summary, that directors and officers of Delaware corporations are entitled, under certain circumstances, to be indemnified against all expenses and liabilities (including attorneys' fees) incurred by them as a result of suits brought against them in their capacity as a director or officer, if they acted in good faith and in a manner they reasonably believed to be in or not opposed to the Company's best interests, and, with respect to any criminal action or proceeding, if they had no reasonable cause to believe their conduct was unlawful; provided that no indemnification may be made against expenses in respect of any claim, issue or matter as to which they shall have been adjudged to be liable to the Company, unless and only to the extent that the court in which such action or suit was brought shall determine upon application that, despite the adjudication of liability but in view of all the circumstances of the case, they are fairly and reasonably entitled to indemnity for such expenses which the court shall deem proper. Any such indemnification may be made by the Company only as authorized in each specific case upon a determination by the stockholders, disinterested directors or independent legal counsel that indemnification is proper because the indemnitee has met the applicable standard of conduct.

The Company's amended and restated certificate of incorporation and amended and restated by-laws provide that it will indemnify its directors and officers to the fullest extent permitted by law and that no director shall be personally liable for monetary damages to the Company or its stockholders for any breach of fiduciary duty, except to the extent provided by applicable law.

The Company currently maintains liability insurance for its directors and officers. Such insurance would be available to the Company's directors and officers in accordance with its terms.

Reference is made to the form of underwriting agreement filed as Exhibit 1.1 to the Company's Registration Statement on Form S-1 (Registration No. 333-118583) ("Form S-1") for provisions providing that the underwriters and the Company are obligated under certain circumstances to indemnify the Company's directors, officers and controlling persons against certain liabilities under the Securities Act.

Item 7.    Exemption from Registration Claimed.

Not applicable.

Item 8.    Exhibits.

The following exhibits are filed as part of this registration statement:

Exhibit Number	Description of Document
4.1	Form of Amended and Restated Certificate of Incorporation of the Company (incorporated by reference to Exhibit 3.1 of the Form S-1)
4.2	Form of Amended and Restated By-Laws of the Company (incorporated by reference to Exhibit 3.2 of the Form S-1)
4.3	Specimen of Common Stock Certificate (incorporated by reference to Exhibit 4.1 of the Form S-1)
4.4	Form of Stockholders Agreement between the Company and Nalco LLC (incorporated by reference to Exhibit 10.28 of the Form S-1)
5.1	Opinion of Simpson Thacher & Bartlett LLP
23.1	Consent of Simpson Thacher & Bartlett LLP (included in Exhibit 5.1)
23.2	Consent of Ernst & Young LLP
24	Power of Attorney (included in the signature page to this registration statement)
99.1	Nalco Holding Company 2004 Stock Incentive Plan (incorporated by reference to Exhibit 10.29 of the Form S-1)
99.2	Form of Nalco Holding Company 2004 Stock Incentive Plan Restricted Stock Unit Agreement

Item 9.    Undertakings.

(a)	The undersigned registrant hereby undertakes:

(1)	To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

(i)	To include any prospectus required by Section 10(a)(3) of the Securities Act of 1933.

(ii)	To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than 20 percent change in the maximum aggregate offering price set forth in the "Calculation of Registration Fee" table in the effective registration statement.

(iii)	To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement;

provided, however, that paragraphs (a)(1)(i) and (a)(1)(ii) do not apply if the registration statement is on Form S-3, Form S-8 or Form F-3, and the information required to be included in a post-effective amendment by those paragraphs is contained in periodic reports filed with or furnished to the Commission by the registrant pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934 that are incorporated by reference in the registration statement.

(2)	That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3)	To remove from registration by means of a post-effective amendment any of the securities being registered hereby which remain unsold at the termination of the offering.

(b) The undersigned registrant hereby undertakes that, for purposes of determining any liability under the Securities Act of 1933, each filing of the registrant's annual report pursuant to Section 13(a) or Section 15(d) of the Exchange Act that is incorporated by reference in this registration statement shall be deemed to be a new registration statement relating to the securities offered herein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(c) Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act, and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the city of Naperville, state of Illinois on February 4, 2005.

NALCO HOLDING COMPANY

By:	/s/ William H. Joyce Name: William H. Joyce Title: Chairman and Chief Executive Officer

POWER OF ATTORNEY

We, the undersigned officers and directors of Nalco Holding Company, hereby severally constitute and appoint Bradley J. Bell, Stephen N. Landsman and Michael P. Murphy, and each of them acting alone, our true and lawful attorneys-in-fact and agents, with full power of substitution and resubstitution in each of them for him and in his name, place and stead, and in any and all capacities, to sign any and all amendments to this registration statement and to file the same, with all exhibits thereto and other documents in connection therewith, with the Securities and Exchange Commission and any applicable securities exchange or securities self-regulatory body, granting unto said attorneys-in-fact and agents, and each of them, full power and authority to do and perform each and every act and thing requisite or necessary to be done in and about the premises, as fully to all intents and purposes as he might or could do in person, hereby ratifying and confirming all that said attorneys-in-fact and agents or any of them or their or his substitute or substitutes may lawfully do or cause to be done by virtue hereof.

Pursuant to the requirements of the Securities Act of 1933, this registration statement has been signed below by the following persons in the capacities indicated on February 4, 2005.

Signature	Title
/s/ William H. Joyce ________________________________ William H. Joyce	Chairman and Chief Executive Officer and Director (Principal Executive Officer)
/s/ Bradley J. Bell ________________________________ Bradley J. Bell	Executive Vice President and Chief Financial Officer (Principal Financial Officer)
/s/ Bruno Lavandier ________________________________ Bruno Lavandier	Controller (Principal Accounting Officer)
/s/ Leon D. Black ________________________________ Leon D. Black	Director
/s/ Chinh E. Chu ________________________________ Chinh E. Chu	Director
/s/ Richard A. Friedman ________________________________ Richard A. Friedman	Director

Signature	Title
/s/ Joshua J. Harris ________________________________ Joshua J. Harris	Director
/s/ Sanjeev K. Mehra ________________________________ Sanjeev K. Mehra	Director
/s/ Paul H. O'Neill ________________________________ Paul H. O'Neill	Director
/s/ Douglas A. Pertz ________________________________ Douglas A. Pertz	Director
/s/ Daniel S. Sanders ________________________________ Daniel S. Sanders	Director